Exhibit 10.10

FORM OF PUBLISHER AGREEMENT

[ADVERTISING CUSTOMER] (hereafter, “Ad Network”), a [STATE] [BUSINESS FORM], having its principal offices at                     , and FilmOn.TV Networks Inc. (hereafter “Publisher”), (each a “Party” and together the “Parties”) hereby enter into this Publisher Agreement (this “Agreement”) as of the date entered below, with Publisher delivering Ad Network advertising campaigns (“Ads” or “Creatives”) across Publishers websites, including websites Publisher has the right to place Ads on, or mobile applications or connected TV applications or storefronts (together, the “Sites”).

1. Ad Network Platform

(a) Terms of Membership. Upon request, Publisher will deliver Ads provided by Ad Network on behalf of one or more third party advertisers or a third party advertising agency to the Sites for the benefit of such third party advertiser or third party advertising agency. Upon acceptance of the Ad and subject to the terms and conditions of this Agreement, Publisher will use commercially reasonable efforts to display the Ads on the Sites.

(b) Integration. Publisher acknowledges that certain aspects of this Agreement require the integration of advertising instructions and code (sometimes referred to as “tags”) into Publisher’s video player, mobile or connected TV applications, advertising management system, and possibly content management system. Publisher and Ad Network will therefore work together in good faith to incorporate such appropriate “tags” as determined by Ad Network and Publisher management, and to address any other technical issues relating to the integration of Ad Network’s service into the Sites.

(c) Ad Serving. Publisher understands and agrees that from time to time the Ad Network ad serving may be inaccessible, unavailable or inoperable for any reason, including, without limitation: (i) equipment malfunctions; (ii) periodic maintenance procedures or repairs which Ad Network may undertake from time to time; or (iii) other causes beyond the control of Ad Network, including, without limitation, interruption or failure of telecommunication or digital transmission links, hostile network attacks, the unavailability, operation, or inaccessibility of websites or interfaces, network congestion or other failures. While Ad Network will attempt to provide ad serving on a continuous basis, Publisher acknowledges and agrees that Ad Network has no control over the availability of ad serving on a continuous or uninterrupted basis. Publisher also understands and agrees that Ad Network is not responsible for the functionality of any third-party website or interface. Failure to deliver because of technical difficulties does not represent a failure to meet the delivery obligations of this Agreement.

(d) Adherence to Publisher Terms. The Parties agree that Ads will be delivered, counted and compensated in accordance with the Publisher Terms set forth on Schedule A of this Agreement.

2. Website Content and Prohibited Conduct

(a) Prohibited Conduct. Publisher shall not attempt in any way to alter, modify, eliminate, conceal, or otherwise render inoperable or ineffective the website tags, source codes, links, pixels, modules or other data provided by or obtained from Ad Network that allows Ad

Network to measure ad performance and provide its service. When Publisher makes a programmatic advertising call to Ad Network, if Ad Network responds with an available paid Ad, Publisher agrees to deliver said Ad. Publisher will not edit or modify the submitted Ad in any way, including, without limitation, resizing the Ads, without the prior approval of Ad Network. Publisher agrees to deliver all Ads in conformity with Ad Network’s advertising guidelines: Ads should not be placed on websites that contain content or promote or advertise any of the following products: tobacco, illegal controlled substances, firearms, alcohol, pornography, or illegal gambling. Ads should not be placed on websites that contain or promote libelous, defamatory, lewd and lascivious, abusive, excessively violent, bigoted or hate oriented behavior. Ads cannot be placed on any unlicensed or copyright infringing content. Ads shall not knowingly be placed on websites that contain 1) software piracy (including but not limited to Warez, Cracking, etc.) hacking, phreaking, emulators, ROMs, or illegal MP3 activity, or 2) illegal activities, deceptive practices or violations of the intellectual property.

(b) Approval of Content. Publisher is under no obligation to accept any creative, promotional or advertiser content provided by Ad Network for display within Publisher’s players. Ad Network shall review and approve all creative, promotional and advertiser content for conformance with Publisher’s advertising guidelines, as provided to Ad Network from time to time; however, Publisher reserves the right to reject, omit or refuse any creative, promotional or advertiser content for display within Publisher’s players. Publisher further reserves the right to request Ad Network to remove any creative, promotional or advertiser content on display within Publisher’s players, with the understanding that it will not be compensated for the un-served balance of such campaign; provided that, if Publisher has reviewed and approved such content prior to their display, Publisher may not immediately remove such content before making commercially reasonable efforts to obtain mutually acceptable alternative content from Ad Network.

3. Pricing

(a) Pricing Terms. Ad Network will pay Publisher a CPM for Ads that Ad Network provides and Publisher delivers on the Sites pursuant to the terms herein. Ad Network may adjust payments to Publisher hereunder for refunds or credits provided to advertisers or agencies for such Ads or if such parties fail to pay Ad Network for such Ads. Ad Network will only pay publishers for valid traffic and valid advertising impressions. Ad Network shall use its reasonable judgment in detecting and measuring invalid traffic through various methods, including, but not limited to, its proprietary methods and third party validation tools. Ad Network shall notify Publisher promptly of instances when invalid traffic is detected and any adjustments will be made as soon as practical.

(b) Payment Terms. All payments due and owing to Publisher by Ad Network pursuant to this Agreement shall be paid within 60 days of the end of each month in which such the underlying fees are collected by Ad Network, provided that Ad Network will only send you a payment if your payment is greater than $250 USD.

(c) Activity Reports. Ad Network will make daily reports available at http:llwww.Ad Network.com. Payments will be based upon the impression numbers which Ad Network records, and will be made in United States Dollars. The data in reports are subject to audit and therefore may differ from final amounts payable.

4. Representations, Warranties and Covenants

(a) Corporate. Each Party represents and warrants at all times that: (i) it is duly organized and validly existing and in good standing under the laws of the state of its incorporation; (ii) it has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof; (iii) it is duly authorized to execute and deliver this Agreement and duly authorized to perform its obligations and exercise its rights hereunder; (iv) this Agreement is a legal and valid obligation, binding and enforceable in accordance with its terms; (v) the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and (vi) it will comply at all times with all applicable laws, rules and regulations relevant to the performance of its obligations under this Agreement.

(b) No Infringement. Each Party represents and warrants that it either owns fully and outright or otherwise possesses and has obtained all rights, approvals, licenses, consents and permissions as are necessary to perform its obligations hereunder, to exercise its rights hereunder and to grant the licenses granted by it under this Agreement.

(c) Privacy. Each Party represents and warrants that it will comply with all (i) applicable laws, governmental regulations and court or governmental agency orders, decrees and policies relating in any manner to the collection, use or dissemination of information about users or otherwise relating to privacy rights, (ii) any written agreements with non-governmental certification bodies, including but not limited to Network Advertising Initiative, and (iii) such Party’s posted privacy policy, as amended from time to time, with such privacy policy to include any and all disclosures and election procedures that may be required under applicable laws in light of the activities contemplated by this Agreement. Publisher represents and warrants that: (x) Publisher will comply with all applicable laws and regulations related to Children’s Online Privacy Protection Act of 1998 and its rules, as the same may be amended from time to time (collectively, “COPRA”); (y) except as specifically set forth in a notice described in this section, the Sites are not directed to children under the age of thirteen and Publisher does not have actual knowledge that the Sites collect personal information from children under the age of thirteen; and (z) Publisher shall not collect or pass to Ad Network any personal information for any purpose not permitted under COPPA. Publisher shall provide prompt written notice to Ad Network if the representations in the foregoing subsection (y) are, or become, untrue with respect to any Site; provided, however, that no such notice shall relieve Publisher of its obligations pursuant to such representations until such notice is received by Ad Network. Publisher further represents and warrants that in addition to the foregoing it has and shall maintain a privacy policy that: (A) fully and completely discloses to users of the Sites the practices of Publisher, Ad Network or third parties with respect to the collection, use and disclosure of data and other information (including, but not limited to, personally identifiable information), including for advertising purposes on the Sites, through the use of cookies and similar methods; (B) discloses that Publisher allows third parties to serve advertising within the Sites; and (C) provides a clear and conspicuous opt out to the NA1 opt-out page, which is currently located at http://www.networkadvertising.org/managing/opt_out.asp.

(d) Ads and Creatives. Ad Network represents that it has paid all license fees and/or other fees required to be paid to third parties for performance of Ad Network’s obligations or exercise of Ad Network’s rights under this Agreement (“Ad Network License Fees”) and Ad Network covenants to timely pay any Ad Network License Fees required to be paid in the future. Ad Network further expressly agrees that, as between Ad Network, on the one hand, and Publisher on the other hand, any obligation to pay Ad Network License Fees as a result of distribution of the Ads and Creatives pursuant to this Agreement shall be Ad Network’s obligation and not the obligation of Publisher.

(e) Content. Publisher represents and warrants to Ad Network that the Sites will not contain or promote any information or content that is illegal, contrary to any industry code, indecent, obscene, defamatory, threatening, harass, discriminatory, in violation of third party intellectual property, privacy or publicity rights. Publisher represents that it has paid all license fees and/or other fees required to be paid to third parties for performance of Publisher’s obligations or exercise of Publisher’s rights hereunder, for the grant of the licenses hereunder, and for any other act by Publisher under this Agreement (“Publisher License Fees”) and Publisher covenants to timely pay any Publisher License Fees required to be paid in the future. Publisher further expressly agrees that it owns or has appropriate license to the content on its website, and any Publisher License Fees required for Publisher content are Publisher’s obligation and not the obligation of Ad Network.

(f) Disclaimer of Warranties. ALL AD SERVING IS PROVIDED BY BRIGHTROLL ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS. TO THE FULLEST EXTENT PERMISSIBLE PURSUANT TO APPLICABLE LAW, BRIGHTROLL MAKES NO WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE OR FITNESS FOR A PARTICULAR PURPOSE AND ANY IMPLIED WARRANTIES ARISING BY TRADE USAGE OR COURSE OF DEALING OR PERFORMANCE, GUARANTEES, REPRESENTATIONS, PROMISES, STATEMENTS, ESTIMATES, CONDITIONS, OR OTHER INDUCEMENTS, EXPRESS, IMPLIED, ORAL, WRITTEN, OR OTHERWISE EXCEPT AS EXPRESSLY SET FORTH HEREIN.

5. Licenses; Marketing and Promotion

(a) License to Display Ads and/or Creatives within Publisher Players. Ad Network hereby grants Publisher at no cost a non-transferable, royalty-free, non-exclusive, worldwide license to display the Ads and/or Creatives within Publisher’s players, mobile or connected TV applications, wherever the players may reside, and to perform any such additional acts in connection with the Ads and/or Creatives as are necessary to fulfill Publisher’s obligations to its customers and end users.

(b) Promotional Materials. Subject to the terms and conditions of this Agreement, Publisher and its partners grant Ad Network, and Ad Network grants Publisher the non-transferable, at no cost, non-exclusive, royalty-free, worldwide right to display the other’s logos, trademarks, trade names and other similar identifying material (the “Marks”) solely for the purposes, in the case of Ad Network, of inclusion in marketing and other materials promoting Publisher and its partners to advertisers, excluding press releases (which are governed by subpart (d) below), related to this Agreement (the “Promotional Materials”). Ad Network shall have the right to continue using such approved Promotional Materials during the term of this Agreement. During the term of this Agreement, neither Party shall have the right to include the other’s name or logo on its corporate website without the other Party’s prior written approval.

(c) Ownership/Reservation of Rights. Each Party retains any and all pre-existing right, title and interest in and to its Site/s, Marks, intellectual property, Ads and Creatives (in the case of Ad Network), the Publisher’s players (in the case of Publisher), and all components thereof. Ad Network shall own all data collected in connection with this Agreement, including, without limitation, any reports, results, or information created complied, analyzed or derived from such data. This Agreement shall not be construed in any manner as transferring any rights of ownership of or license to the foregoing, and/or to the features or information therein, except as expressly set forth in this Agreement. All rights not expressly granted are reserved. Under no circumstances will this Agreement be construed as granting, by implication, estoppel or otherwise, a license to any intellectual or other property or components thereof other than as specifically granted in this Agreement.

(d) Press Releases. During the term of this Agreement, the Parties shall have the right to include the other’s name in a press release announcing the entry into of this Agreement, subject to the other Party’s prior written approval.

(e) Identification of Ad Placements. Publisher will provide and will regularly update Ad Network with the attributes of each of the placements where it intends to run ads provided by Ad Network (“Ad Placement Descriptions”) Ad Placement Descriptions will include the URL of the web page or equivalent or mobile application on which the placement exists; whether the placement is owned by Publisher or has been syndicated to a third party; whether the placement is display, instream pre-roll, instream mid-roll, or autostart; whether the placement includes a synchronized companion banner; the category of content to which the placement is adjacent; will specify incentivized offers or traffic: and other attributes which may be requested by Ad Network from time to time. Ads appearing on connected TV devices that are not in application will appear center screen. Ads that appear on mobile applications and connected TV applications will also be placed such that the end user does not need to navigate in order to see the Ad. Further, under no circumstances shall Publisher be permitted to run ads in placements that i) are below-the-fold and autostart; or ii) by default (i.e., without user interaction) do not play the sound track of the advertisement; or iii) autostart and are presented or located in such a manner that would make it unlikely that the ads would be viewed by humans, whether or not the sound is defaulted to off; or iv) are located in downloadable applications (unless the application is available for download in an officially recognized product website, or a mobile / connected device application store, such as the Apple iOS App Store, Android Market or connected TV stores on devices such as Sony PS, Samsung Smart TV); or v) are located in pop-up/pop-under windows; or vi) are placed in a continuous loop of video advertisements; or vii) are stacked videos on top of one another; or viii) have more than one video player on one page at one time playing an advertisement or ix) make multiple ad requests in parallel from the same video player; Ad Network reserves the right to deny payment to Publisher based upon placements that Ad Network, in its sole determination, discovers have run in that are not consistent with the Ad Placement Description provided by Publisher or that are not consistent with Ad Network’s publisher requirements found here:

(f) Traffic Quality. The Sites shall not i) contain content that promotes any illegal or dangerous activity; ii) contain content with foul, vulgar, obscene or defamatory language or images; iii) run Ad Network ads next to or before pornographic content; iv) create “forced visit” traffic; v) create invisible or nested (Frames loading pages or ads; vi) intentionally falsify clicks: vii) modify or obscure display of ads; viii) fraudulently generate requests or clicks; or ix) use any means of artificially generating ad impressions or clicks, including third-party services such as paid-to-click, paid-to-surf, auto-surf, and click-exchange programs.

6. Data Collection, Usage and Protection

Each Party agrees to comply with the Digital Advertising Alliance Self Regulatory Principles for Online Behavioral Advertising with respect to its data collection, usage, ownership and disclosures. Where any content is made available to any individual in the European Union, both Parties will duly observe all their obligations under European data protection legislation, in particular Directive 95/46/EC, Directive 2002/58/EC and Directive 2009/136/EC as implemented nationally, and any other relevant data protection and privacy laws which may arise in connection with this Agreement. Notwithstanding the generality of the foregoing, the Publisher agrees to bear sole responsibility for obtaining the lawful consent of any user whose equipment is accessed or used for the storage of a cookie or similar technology for the provision of Ad Network’s services in accordance with this Agreement.

7. Indemnification

(a) Ad Network’s Indemnification of Publisher. Ad Network agrees to indemnify, defend and hold harmless Publisher and Publisher’s officers, directors, shareholders, employees, accountants, attorneys, agents, affiliates, subsidiaries, successors and assigns from and against any and all third party claims, damages, liabilities, costs and expenses (each a “Claim”), arising out of or related to any breach of any representation, warranty, covenant and/or agreement made by Ad Network in this Agreement.

(b) Publisher’s Indemnification of Ad Network. Publisher agrees to indemnify, defend and hold harmless Ad Network and Ad Network’s officers, directors, shareholders, employees, accountants, attorneys, agents, affiliates, customers, subsidiaries, successors and assigns from and against any and all third party Claims, arising out of or related to any breach of any representation, warranty, covenant and/or agreement made by Publisher in this Agreement.

(c) Indemnification Procedure. As a condition of the indemnifying party’s obligations in this section, the indemnified party must (i) provide prompt notice when it becomes aware of a relevant Claim or allegation by a third party; (ii) authorize the indemnifying party, in a signed writing, to conduct the defense and settlement of the third party’s claim, without interference; and (iii) give to the indemnifying party all the information and assistance that it may reasonably request in connection with defending or settling the Claim, provided that the indemnified party be reimbursed for its reasonable out-of-pocket expenses incurred by providing that information and assistance. The indemnifying party agrees not to settle such a third-party claim unless the settlement fully releases the indemnified party, or unless the indemnified party provides a signed, written consent to the settlement in advance.

8. Term and Termination

(a) Termination by Ad Network. This Agreement, as may be amended, applies to Publisher for as long as Publisher delivers Ads or Creatives for Ad Network. Upon 30 days written notice to Publisher, Ad Network reserves the right to terminate this Agreement at any time, with or without cause. Notwithstanding the previous sentence, Ad Network reserves the right to terminate this Agreement at any time without notice, if Ad Network in its sole discretion determines that Publisher is using the Ad Network ad serving in a manner that may be construed as illegal, unethical, defamatory or that otherwise may reflect negatively upon Ad Network’s reputation or that of Ad Network’s customers, or if Publisher breaches any other term or condition of this Agreement and is not able to cure the same within five business days of notice thereof.

(b) Termination by Publisher. Publisher reserves the right to terminate this Agreement upon 30 days written notice (e-mail to suffice) to Ad Network at arty time, with or without cause, and to cease display of any Ad or Creative within Publisher’s players, wherever the players may reside.

(c) Post-termination. Upon termination, Publisher agrees to remove from its players any and all Ad Network ad serving code supplied to Publisher by Ad Network. Publisher will be paid, in the next scheduled payment cycle following termination, all payments due through and including the time of termination.

9. Governing Law and Forum Selection

This Agreement, its interpretation, performance or any breach thereof, shall be construed in accordance with, governed by and all questions with respect thereto shall be determined by, the laws of the State of California applicable to contracts entered into and wholly to be performed within said state. Each Party hereby consents to the personal jurisdiction of the State of California, acknowledges that venue is proper in any Federal or state court in the State of California, agrees that any action arising out of or related to this Agreement must be brought exclusively in a Federal or state court in the State of California and waives any objection it has or may have in the future with respect to any of the foregoing.

10. Notice

Except as provided elsewhere herein, both Parties must send all notices relating to this Agreement as follows: (i) if to Ad Network, via e-mail, registered mail, return receipt requested or via an internationally recognized express mail carrier to                     ; and (ii) if to Publisher, to                     via registered mail, return receipt requested or via an internationally recognized express mail carrier, or to the email address set forth on the signature page to this Agreement.

11. Assignment

No rights or obligations under this Agreement may be assigned by Ad Network or Publisher without the prior written consent of the other, except that either Party may assign its performance of this Agreement or any of its rights or delegate any of its duties under this Agreement without the other Party’s prior written consent in the case of a merger, acquisition or other change of control (as that phrase is interpreted under Delaware law). Any assignment, transfer or attempted assignment or transfer in violation of this Section 11 shall be void and of no force and effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

12. Force Majeure

Neither party shall be liable by reason of any failure or delay in the performance of its obligations hereunder for any cause beyond the reasonable control of such party, including but not limited to electrical outages, failure of Internet service providers, default due to Internet disruption (including without limitation denial of service attacks), riots, insurrection, acts of terrorism, war (or similar), fires, flood, earthquakes, explosions, and other acts of God.

13. Survival and Severability

Any obligations which expressly or by their nature are to continue after termination, cancellation, or expiration of the Agreement shall survive and remain in effect after such happening. Each Party acknowledges that the provisions of the Agreement were negotiated to reflect an informed, voluntary allocation between them of all the risks (both known and unknown) associated with the transactions contemplated hereunder. In the event that any provision of this Agreement conflicts with the law under which the Agreement is to be construed or if any such provision is held invalid or unenforceable by a court with jurisdiction over the Parties to the Agreement, then (i) such provision will be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law; and (ii) the remaining terms, provisions, covenants, and restrictions of the Agreement will remain in full force and effect.

14. Remedies and Waiver

Except as otherwise specified herein, the rights and remedies granted to a Party under this Agreement are cumulative and in addition to, not in lieu of, any other rights and remedies which the Party may possess at law or in equity. Failure of either Party to require strict performance by the other party of any provision shall not affect the Party’s right to require strict performance thereafter. Waiver by either Party of a breach of any provision shall not waive either the provision itself or any subsequent breach,

15. LIMITATIONS AND EXCLUSIONS OF LIABILITY

UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) ARISING FROM THE PERFORMANCE UNDER OR FAILURE OF

PERFORMANCE OF ANY PROVISION OF THIS AGREEMENT (INCLUDING SUCH DAMAGES INCURRED BY THIRD PARTIES), SUCH AS, WITHOUT LIMITATION, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS. UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER FOR DAMAGES IN EXCESS OF AMOUNTS PAYABLE BY BRIGHTROLL PURSUANT TO THIS AGREEMENT IN THE TWELVE MONTH PERIOD LEADING UP TO THE CLAIM.

16. Confidentiality

Each Party agrees not to disclose the other Party’s Confidential Information without their prior written consent. For purposes of this Agreement, “Confidential Information” includes, without limitation: (a) all intellectual property, including, without limitation, all software, technology, programming, technical specifications, materials, guidelines and documentation relating to each party’s service; (b) any click-through rates, financial information (including pricing), business information, including, without limitation, operations, planning, marketing interests, products and any other reporting information; and (c) any other information designated in writing as “Confidential” or an equivalent designation or that would otherwise be reasonably considered confidential or proprietary given its nature or the circumstances under which it was disclosed. Confidential Information does not include information that has become publicly known through no breach by the recipient Party of these confidentiality obligations or information that has been: (x) independently developed without access to Confidential Information, as evidenced in writing; (y) rightfully received from a third party without a breach of confidentiality by such third party; or (z) required to be disclosed by law or by a governmental authority.

17. Independent Contractors

Ad Network and Publisher are independent contractors under this Agreement and nothing herein shall be construed to create a partnership, joint venture or agency relationship between Ad Network and Publisher, and neither Party has authority to enter into agreements of any kind on behalf of the other.

18. No Modification Unless in Writing

Except as specifically and expressly addressed in any amendment executed by the Parties, the terms and conditions of this Agreement in effect between the Parties shall govern.

Schedule A

Preferred Formats

Publishers are asked to accommodate the following standard video ad units (at a minimum:) :15 or :30 pre-roil, 4:3 or 16:9 video size; 300x250 companion display Ad. This list is not all-inclusive and may vary for mobile and connected TV applications and connected TV storefront environments, and Ad Network and Publisher will work together to accommodate advertiser creative requests wherever reasonable in order to achieve maximum revenue for both Parties.

Reporting

Campaign reports will be made available to Publisher consisting of impressions, clicks, video duration, revenue and effective CPM. Impression and click reporting is based upon IAB / AAAA guidelines which may be found at                     .

Support

An account management team will be provided for assistance with advertiser and creative approval/rejection; technical issues and reporting matters. Account management and technical support are available during standard business hours. Emergency support outside of business hours is available on a 24/7/365 basis. Support may be reached at                     .